                                                                    EXHIBIT 10.3


                                         1996
                           SENIOR MANAGEMENT INCENTIVE PLAN


For Fiscal 1996, incentive will be determined by Corporate Earnings per Share as follows:


                                        BONUS AWARD AS A PERCENT OF
     EARNING PER SHARE                           BASE SALARY
     -----------------                  ---------------------------

       $ .85 - .99                                   20
         .90 - .99                                   30
        1.00+                                        40



If unusual major factors significantly change Fiscal 1996 Earnings, decisions regarding any adjustments will be made by the Compensation Committee of the Board of Directors.

The Company's 1996 Senior Management Incentive Plan shall be governed by the following rules:

A. The incentive compensation for the 1996 fiscal year computed as provided for in the Plan, shall be divided into two (2) equal installments, one payable on the first day of February 1997, and the other on the first day of February 1998 (the "Payment Dates").

B. A participant shall become entitled to the installment payable on each Payment Date, on that date, if and only if, he then continues to be in the employ of the company, or if not, that the termination of his employment by the Company was caused by death, complete disability, retirement after age sixty (60) or discharged by the Company without cause.

C. Should any installment be payable to a Participant who is not entitled thereto on any Payment Date as provided for above, such installment shall not revert to the Company but shall be reallocated and paid to the other Participants proportionate to the amounts to which they are otherwise entitled to receive under the plan.

D. All determinations arising under the Plan shall be determined by theCompensation Committee of the Board of Directors of the Company, whosedecision thereon shall be final, conclusive and binding.

E. Employees participating in a commission override program will participate at the rate of one half of the amount of scheduled amount called for.

F. Any senior management employees participating in any other division/local incentive plans, shall not participate in the foregoing plan.